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EX-99.906CERT

I, Samuel S. Stewart, Jr. President and I, Venice F. Edwards, Vice President/Treasurer of Wasatch Funds, Inc. (the "Registrant"), each certify that:

1. The N-CSR of the Registrant (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:   /s/ Samuel S. Stewart, Jr.
      --------------------------
      Samuel S. Stewart, Jr.
      President (principal executive officer) of Wasatch Funds, Inc.

Date: November 24, 2004

By:   /s/ Venice F. Edwards
      --------------------------
      Venice F. Edwards
      Vice President/Treasurer (principal financial and accounting officer) of Wasatch Funds, Inc.

Date: November 24, 2004